Exhibit 2.2

SUBSCRIPTION AGREEMENT

Between

     NET1 UEPS TECHNOLOGIES, INC.

and

NEWSHELF 713 (PROPRIETARY) LIMITED

______________________________________________

i

1.	INTERPRETATION

1.1	The headnotes to the clauses of this agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation hereof.

1.2	Unless inconsistent with the context, the expressions set forth below shall bear the following meanings:

“acquisition agreement”
the agreement between the company and Aplitec whereby the company will acquire all the assets and liabilities of the Aplitec Group, excluding R 300 million in cash and additional cash sufficient to result in the distribution of an extra 25 cents (after payment of any STC thereon) per Aplitec share to Aplitec shareholders who elect the cash option and certain dormant subsidiaries;

	“Aplitec”	Net1 Applied Technology Holdings Limited, Registration Number 1997/007207/06, a public company incorporated in the RSA;

	“Aplitec Group”	Aplitec and all its subsidiaries;

	“business day”	any day other than a Saturday, Sunday or official public holiday in the RSA;

“company”
Newshelf 713 (Proprietary) Limited,Registration Number 2002/031446/07, to be renamed “Net1 Applied Technologies South Africa (Proprietary) Limited” or a similar name, a private company duly incorporated according to the company laws of South Africa;

“condition”	the condition precedent in clause 3.1;

“issue date”	The later of 16 February 2004 and the first business day after the date that the condition is fulfilled;

“issue price”
the price at which the company shall allot and issue the shares to the subscriber in terms of this agreement, which amount shall be, per share 33,668 cents, being the par value thereof of 0,1 cent plus a premium of 33,568 cents;

“loan account”	a credit A class loan account in the company in the sum of 101,004 cents per share, having the rights set forth in Schedule 1;

“New Aplitec Participation Trust”	the New Aplitec Participation Trust, a bewind trust established in South Africa

“parties”	the company and the subscriber;

“RSA”	the Republic of South Africa;

“shares”	A class ordinary shares in the company, having a par value of 0,1 cents per share, having the rights of ordinary shares;

“signature date”	the date of last signature of this agreement

	“subscriber”	Net1 UEPS Technologies, Inc., IRS Employer Number 65-0903895, a company incorporated in Florida in the United States of America.

1.3
If any provision in a definition is a substantive provision conferring rights or imposing obligations on any party, notwithstanding that it is only in the definition clause, effect shall be given to it as if it were a substantive provision of this agreement.

1.4	Any reference to an enactment is to that enactment as at the signature date. 1.5 Unless inconsistent with the context, an expression which denotes:

1.5.1		any gender includes the other genders;

1.5.2		a natural person includes an artificial person and vice versa;

1.5.3		the singular includes the plural and vice versa.

1.6
Where any term is defined within the context of any particular clause in this agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this agreement, notwithstanding that that term has not been defined in this interpretation clause.

1.7	The rule of construction that the contract shall be interpreted against the party responsible for the drafting or preparation of this agreement, shall not apply.

1.8	The schedule to this agreement forms an integral part hereof and words and expressions defined in this agreement shall bear, unless the context otherwise requires, the same meaning in such schedule.

2.	INTRODUCTION

2.1
In terms of the acquisition agreement, the company will acquire all the assets and liabilities of the Aplitec Group, excluding R 300 million in cash plus an additional 25 cents per Aplitec share for those Aplitec shareholders who elect the cash option and certain dormant subsidiaries.

2.2	The subscriber shall subscribe for the shares and shall advance the loan account to the company to enable it to meet its obligations under the acquisition agreement.

3.	CONDITION PRECEDENT

3.1
This entire agreement (save in respect of clauses 1, this 3, 6, 7, 8 and 9, which shall be of immediate force and effect) shall be subject to the condition that, by not later than 31 May 2004, or such later date as the parties may agree in writing, the acquisition agreement shall become unconditional.

3.2
In the event that the condition shall not have been fulfilled by the date specified in clause 3.1, this agreement (save in respect of clauses 1, this 3, 6, 7, 8 and 9, which shall remain of full force and effect) shall be of no force or effect and no party shall have any claim against any other party for anything done hereunder and/or arising herefrom.

4.	ALLOTMENT AND ISSUE OF SHARES

4.1	On the issue date:

4.1.1	The subscriber shall:

4.1.1.1	subscribe for the shares and pay the issue price; and

4.1.1.2	advance the loan account to the company,

in cash, free of exchange, deduction or set-off, by electronic transfer to the company’s bank account;

4.1.2	The company shall:

4.1.2.1	allot and issue the shares to the subscriber; and

4.1.2.2	credit the subscriber with the loan account in its books.

4.2	The company will deliver the share certificates in respect of the shares described in clause 4.1 to the subscriber simultaneously with the allotment and issue of the shares.

5.	WARRANTIES AND UNDERTAKINGS

5.1	The company warrants that, on the issue date:

5.1.1	the company shall have full power, capacity and authority to issue the shares;

5.1.2	the directors of the company shall have the necessary authority and will have taken all steps necessary to allot and to issue the shares to the subscribers;

5.1.3	there shall be no class of shares in the authorised and/or issued share capital of the company which ranks in priority to the shares; and

5.1.4	no third party has the right to purchase, acquire and/or subscribe for any shares in the company, other than as provided for in terms of this agreement and the acquisition agreement;

5.1.5	the company shall have no assets or liabilities, save pursuant to the acquisition agreement;

5.1.6	the company shall have no contracts, save pursuant to the acquisition agreement;

5.1.7	the company shall have no employees, save pursuant to the acquisition agreement;

5.1.8	the company shall not have conducted any prior business.

5.2
Save in respect of the warranties set out in clause 5.1, the company makes no representations and/or gives no warranties in respect of and/or concerning the shares, which are allotted and issued voetstoots and as they stand.

6.	BREACH Should any party (“the defaulting party”) commit a breach of any of the provisions hereof, then any of the other parties (“the aggrieved party”) shall, if it wishes to enforce its rights hereunder, be obliged to give the defaulting party 14 days written notice to remedy the breach. If the defaulting party fails to comply with such notice, the aggrieved party shall be entitled to cancel this agreement against the defaulting party or to claim immediate payment and/or performance by the defaulting party of all of the defaulting party's obligations whether or not the due date for payment and/or performance shall have arrived, in either event without prejudice to the aggrieved party's rights to claim damages; provided that there shall be no right of cancellation if the condition has been fulfilled. The foregoing is without prejudice to such other rights as the aggrieved party may have at law.

7.	DOMICILIUM

7.1	The parties hereto choose domicilia citandi et executandi for all purposes of and in connection with this agreement as follows:

	The company:	9 Fricker Road
Illovo Boulevard
Illovo
Sandton
Gauteng
Attention: Antony Ball
Fax: (0)11-507 1001

	With a copy to	4th Floor, President Place
148 Jan Smuts Avenue
Rosebank, Johannesburg
Fax: (011) 880 7080
Attention Serge Belamant

	The subscriber:	Suite 325-744
West Hastings Street
Vancouver
British Columbia
Canada

7.2
Either party shall be entitled to change its domicilium from time to time, provided that any new domicilium selected by it shall be an address other than a box number, and any such change shall only be effective upon receipt of notice in writing by the other parties of such change.

7.3	All notices, demands, communications or payments intended for any party shall be made or given at such party's domicilium for the time being.

7.4	A notice sent by one party to another party shall be deemed to be received:

7.4.1	on the same day, if delivered by hand;

7.4.2	on the same day, if transmitted electronically with receipt received confirming completion of transmission;

7.4.3	on the same day of transmission if sent by telefax with receipt received confirming completion of transmission;

7.4.4	on the seventh day after posting, if sent by prepaid registered mail.

7.5
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

8.	COSTS

8.1	The company shall pay the costs of and incidental to the negotiation, preparation and execution of this agreement.

8.2	The company shall pay the stamp duty payable on the issue of the shares.

9.	GENERAL

9.1	This document constitutes the sole record of the agreement between the parties in regard to the subject matter thereof.

9.2	Neither party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

9.3	No addition to, variation or consensual cancellation of this agreement shall be of any force or effect unless in writing and signed by or on behalf of all the parties.

9.4
No indulgence which either party (“the grantor”) may grant to the other (“the grantee shall constitute a waiver of any of the rights of the grantor, who shall not thereby be precluded from exercising any rights against the grantee which might have arisen in the past or which might arise in the future.

9.5
The parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this agreement.

9.6
Neither party shall be entitled to cede, delegate or otherwise transfer all or any of its rights, interest or obligations under and in terms of this agreement except with the prior written consent of the other party.

Signed at Johannesburg on this the 31st day of October, 2003

/s/ Serge Belamant
For: NET1 UEPS TECHNOLOGIES, INC.
(who warrants that he is duly authorised hereto)

Signed at Johannesburg on this the 31st day of October, 2003

/s/ Chad Smart
For: NEWSHELF 713 (PROPRIETARY) LIMITED
(who warrants that he is duly authorised hereto)

SCHEDULE 1

THE LOAN ACCOUNT

The loan account shall:

1.
be repayable as and when directed by the board of directors of the company in its sole and absolute discretion; provided that no capital under the loan shall be repayable until at least 30 days have lapsed from the date upon which the loan is credited to the subscriber; and provided further that the loan account may only be repaid with the prior written consent of the Exchange Control Department of the South African Reserve Bank;

2.
bear interest at the rate of interest determined by the board of directors of the company annually in advance in its sole and absolute discretion; provided that the interest rate shall not exceed the prime rate. The interest so determined shall be paid as and when determined by the board;

3.	be repaid in full if the company is wound up or placed under judicial management, whether provisionally or finally;

4.	be repaid pro rata to the B class loan accounts advanced by the New Aplitec Participation Trust to the company;

5.	rank pari passu in all respects with the B class loan accounts advanced by the New Aplitec Participation Trust to the company;

6.
be subordinated in favour of all creditors of the company (other than the New Aplitec Participation Trust as the holder of the B class loan accounts) if so decided by the board of directors of the company;

7.	not be assigned, ceded, transferred or encumbered by the subscriber in any way;

8.	be denominated in South African Rands.